EMPLOYMENT AGREEMENT

This Agreement is made as of September 20, 2001 (the "Effective
Date") by and between Candace A. Clark ("I" , "me", or "my") and
Kaman Corporation ("Kaman" or "the Company").

WITNESSETH:

WHEREAS, the Company and I entered an employment agreement dated
September 21, 1999, which agreement expires on this date; and

WHEREAS, the parties desire to continue the employment relationship on the terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and I agree as follows:

I. (a) I will abide by all of Kaman's rules and regulations now or hereafter established and agree that the posting of any such rules or regulations on the bulletin boards of the various departments and/or as listed in any employee handbooks will constitute personal notice thereof to me. I understand that no statements made in any such publications or elsewhere shall operate to change the terms and conditions of my employment as described in this Agreement.

  (b) I understand and agree that I may become aware of certain secret and/or confidential information during the course of my employment and such information includes, but is not limited to, that pertaining to methods, processes, designs, equipment, catalogues, computer disks, customer lists, inventions, sales and operating procedures. I agree that all tangible confidential information such as computer disks, reports, customer lists, etc. are the sole property of Kaman and I agree that upon termination of employment with Kaman, I will return, on demand, any and all confidential information in my possession. During and after my employment, I will disclose to Kaman and will not divulge or appropriate to my own use or to the use of others, including any other employer, any such confidential information or knowledge obtained by me during such employment, whether in tangible or intangible form, including, but not limited to data, plans, decisions, methods, processes, designs, equipment, catalogues, customer lists, inventions, and sales and operating procedures.

  (c) Recognizing that, by virtue of my employment, I may learn information, not generally available, concerning business methods, customer lists or other trade secrets, I agree that during my employment I will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business to which my employment relates within the geographical area in which the business of the Company is conducted. I further agree that if any court or arbitrator should find this covenant and agreement against


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competition not to be reasonable as to the scope of prohibited activities, then such portion of this covenant and agreement held to be unreasonable shall be regarded as severable and stricken from this Agreement, and such covenant and agreement shall be of full force and effect for the activities which are determined not to be unreasonable.

  (d) I will treat as for Kaman's sole benefit, and fully and promptly disclose and assign to Kaman without additional compensation, all ideas, discoveries, inventions and improvements, patentable or not, which, while I am employed, are made, conceived or reduced to practice by me, alone or with others, during or after usual working hours either on or off my job, and which are related directly or indirectly to Kaman's business or interest or which result from tasks assigned to me by Kaman.

  (e) I agree, at Kaman's expense, at any time during or after my employment, to sign all papers and do such other acts reasonably required of me to protect Kaman's rights to said ideas, discoveries, inventions and improvements, including applying for, obtaining and enforcing patents on said discoveries, inventions, improvements in any and all countries.

  (f) I represent that there are no agreements, understandings or legal requirements applicable to me which prohibit the execution of this Agreement or prohibit or otherwise limit the performance of my obligations hereunder or my duties as an employee of the Company nor will the execution of this Agreement and the performance of my obligations or duties result in a conflict of interest between me and any other party.

II. I understand that, as an employee of Kaman, I owe a duty of loyalty to Kaman. As part of this duty of loyalty, I will:

  (a) avoid personal investment, interests or associations which might interfere with the independent exercise of my judgment on business related matters;

  (b) not, directly or through a member of my immediate family or otherwise, accept any gratuitous payment, loan, service, or other consideration of value from any party doing or seeking to do business with Kaman;

  (c) fully disclose all facts concerning services that I, or any other person of whom I have knowledge, may have rendered to any party competing, dealing, or seeking to deal with Kaman, if it is required to determine if a conflict of interest exists; and

  (d) not buy or sell Kaman Corporation stock if I have information about Kaman Corporation or any of its subsidiaries that is not already available to the public nor will I tell other people about any information of that kind. I understand and acknowledge that Kaman's policies prohibit such behavior and in many cases, it will be in violation of the securities laws.

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III.  I understand and agree that my employment with Kaman is an
"at will" relationship and such employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of Kaman or me. I understand that this Agreement can be changed only by a written document signed by me and the President or other designated officer of Kaman. No application, brochure, policy statement, procedure, benefit plan, summary, work rules, employee handbook, or any other written or oral communication between the Company and its employees is intended to create an employment contract. I understand and agree that as a condition of my "at will" employment, if any disputes arise out of my termination of employment with the Company that I will first seek to resolve all such disputes by engaging in good faith discussions with appropriate managerial personnel of the Company.

IV.  (a)  Notwithstanding any other provision of this Agreement,
(I) if Kaman terminates my employment before I attain normal retirement age (as defined in the Kaman Corporation Employees' Pension Plan), if there is then existing a written Company policy requiring executives to retire at that age, or at any time, if there is no such then existing policy, for any reason (other than due to my willful refusal to perform proper responsibilities of my position or a violation of law on my part), or (II) if I terminate my employment for "good reason", and (III) the Change in Control Agreement dated September 21, 1999, as amended, between Kaman and me is not applicable, then on my last day of employment (the "Termination Date"), the Company will provide me with:

  1) a lump sum cash payment equal to two (2) times my then current base annual salary rate (which rate cannot be less than the salary rate for the most recently completed calendar year prior to the Termination Date or the salary rate in effect as of the Effective Date, whichever is higher);

  2) a lump sum cash payment equal to two (2) times my most recent cash bonus payment; and the bonus for which I am eligible due to my employment during the calendar year in which the Termination Date occurs, with such bonus to be pro rated and calculated in accordance with the Kaman Corporation Cash Bonus Plan;

  3) with regard to all restricted stock, stock appreciation rights or stock option awards that I have received, (i) all restrictions with respect to any restricted stock shall lapse, and,
(ii) at my election, to be made in writing on or before the Termination Date, either (a) all stock appreciation rights and stock options shall become fully vested and then canceled in exchange for a cash payment equal to the excess of the fair market value of the shares of Kaman Corporation stock subject to the stock appreciation right or stock option on the Termination Date over the exercise price(s) of such stock appreciation rights or stock options, or (b) all stock appreciation rights and stock options shall become fully vested and following the Termination Date, I


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shall have the right to exercise such stock appreciation right or stock options for the periods provided by the Kaman Corporation
1993 Stock Incentive Plan, as amended, with respect to an employee who has terminated employment; and

  4) My Company automobile. The book value then attributed to it by the leasing company will be considered "fringe benefit" income and that amount will be subject to tax during the calendar year in which the Termination Date occurs.

  In addition to the aforementioned items, the Company will provide me with:

  5) reimbursement for COBRA premium payments for applicable group medical/dental benefits until I accept employment elsewhere, but in any event for not more than twelve (12) months; and

  6)  premium payments for one (1) year with regard to the Mass
Mutual group universal life insurance policy issued in my name.

  (b) It is understood that I will have "good reason" to terminate my employment with the Company if any one of the following acts, or failures to act, by the Company, occurs:

  1) I am removed from the officer position held by me at the Effective Date; or

  2) I am assigned any duties or responsibilities inconsistent with the officer position held by me at the Effective Date or there is a substantial diminution in the nature or status of my responsibilities from those existing on the Effective Date; or

  3) the Company reduces my annual base salary from that existing on the Effective Date; or

  4) the Company significantly reduces my annual cash bonus from the "modified target bonus opportunity" figure that is calculated each year in accordance with the Kaman Corporation Cash Bonus Plan.

  (c) It is understood that "good reason" will not be deemed to exist if I am required to retire due to a then existing written Company policy requiring executives to retire at normal retirement age (as defined in the Kaman Corporation Employees' Pension Plan).

  (d) My right to terminate my employment for good reason shall not be affected by my incapacity due to physical or mental illness. My continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason under this Agreement.







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  (e)  It is understood that for purposes of any determination regarding the existence of good reason, any claim by me that good reason exists shall be presumed to be correct unless the Company establishes to its Board of Directors by clear and convincing evidence that good reason does not exist.

  (f) In the event that the items described in Section IV (a) are provided to me pursuant to this Agreement, I agree that for a period of two (2) years following the Termination Date, I will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted.

  (g) Unless required otherwise by law or government regulation, the parties will maintain the terms and conditions of this Agreement in confidence.

V. This Agreement supersedes any previous agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which may exist between the parties, except that both parties acknowledge the validity of that certain Change in Control Agreement dated September 21,1999, as amended, between the parties. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Connecticut. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which I have agreed.

In Witness Whereof, the parties have executed, or caused this Agreement to be executed, on his or its behalf.


                                   /s/ Candace A. Clark
Date September 20, 2001            Signature of Employee

                                   Candace A. Clark
                                   Employee's Typed Name

Acknowledged and Agreed this 20th day of September, 2001.

Kaman Corporation


By  /s/Paul R. Kuhn
Its President








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